Exhibit 10.24

[Letterhead of Pacific Investment Management Company LLC]

March 1, 2004

Ms. Beth Halberstadt

State Street Bank and Trust Company

Batterymarch Park III

Three Pine Hill Drive

Quincy, MA 02169

Re:	Side Letter to Investment Advisor Agreement

Dear Ms. Halberstadt:

In connection with the Investment Advisor Agreement dated effective as of June 1, 2004 (the “Agreement”), by and between State Street Bank and Trust Company (“State Street”) for the Balanced Fund (the “Fund”), established under the American Bar Association Members/State Street Collective Trust, and Pacific Investment Management Company LLC (“Manager”), and in addition to those terms and conditions stated therein, State Street and Manager further agree to the following:

1. Aggregation of Orders. Provided the investment objectives of the Fund are adhered to, the Trustee agrees that the Advisor may aggregate sales and purchase orders of securities, commodities and other investments held in the Subaccount with similar orders being made simultaneously for other accounts managed by the Advisor or with accounts of the affiliates of the Advisor, if in the Advisor’s reasonable judgment such aggregation shall result in an overall economic benefit to the Subaccount, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Trustee acknowledges that the determination of such economic benefit to the Subaccount by the Advisor is subjective and represents the Advisor’s evaluation that the Subaccount is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

The Advisor has delivered to the Trustee a copy of its Disclosure Document, as amended, dated January 31, 2004, on file with the Commodity Futures Trading Commission. The Trustee hereby acknowledges receipt of such copy.

All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

As acknowledgement to the foregoing, kindly sign below and return one fully executed version to us using the mailer provided, a duplicate original is enclosed for your files. Thank you.

Sincerely,

/S/ BRENT L. HOLDEN

Brent L. Holden Managing Director

Acknowledged: State Street Bank and Trust Company

By:	/S/ SUSAN C. DANIELS

Name:	Susan C. Daniels

Title:	Vice President

Date:	March 9, 2004

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